Exhibit 99.1

Verso Paper Corp.
6775 Lenox Center Court
Suite 400
Memphis, TN 38115-4436
For details, contact:

Robert P. Mundy
Senior Vice President and
Chief Financial Officer

T 901-369-4128
robert.mundy@versopaper.com www.versopaper.com

FOR IMMEDIATE RELEASE

VERSO PAPER CORP. ANNOUNCES

TENDER OFFER FOR OUTSTANDING DEBT

MEMPHIS, Tenn. (March 7, 2012) – Verso Paper Corp. (NYSE:VRS) announced today that its subsidiary, Verso Paper Holdings LLC (“Verso Holdings”), will launch a cash tender offer with respect to any and all of the outstanding 11 1/2% senior secured notes due 2014 issued by it and Verso Paper Inc. (the “Notes”).

The Notes and other information relating to the tender offer are set forth in the table below.

Title of Security	CUSIP and ISIN Numbers	Aggregate Principal Amount Outstanding[1]	Tender Offer Consideration[2]	Early Tender Payment[3]	Total Consideration2,3,[4]
11 1/2% senior secured notes due 2014	92532BAB5; US92532BAB5	$315,000,000	$1,025.00	$30.00	$1,055.00

1.	As of March 6, 2012.
2.	For each $1,000 principal amount of Notes, excluding accrued but unpaid interest thereon which will be paid in addition to the Tender Offer Consideration or the Total Consideration, as applicable.
3.	For each $1,000 principal amount of Notes tendered prior to the Early Tender Date.
4.	Includes the Tender Offer Consideration and the Early Tender Payment.

Each holder who validly tenders its Notes prior to 5:00 p.m., New York City time, on March 20, 2012 (as may be extended, the “Early Tender Date”) will receive, if such Notes are accepted for purchase pursuant to the tender offer, the total consideration of $1,055.00 per $1,000 principal amount of Notes tendered, which includes tender offer consideration of $1,025.00 and an early tender payment of $30.00. In addition, accrued interest up to, but not including, the applicable payment date of the Notes will be paid in cash on all validly tendered and accepted Notes. We expect to settle all notes tendered by the Early Tender Date on March 21, 2012.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on April 3, 2012, unless extended or earlier terminated (the “Expiration Date”). Tendered Notes may be withdrawn at any time prior to the Early Tender Date but not thereafter, except to the extent that Verso Holdings is required by law to provide additional withdrawal rights. Holders who validly tender their Notes after the Early Tender Date will receive only the tender offer consideration of $1,025.00 per $1,000 principal amount of Notes tendered and will not be entitled to receive an early tender payment if such Notes are accepted for purchase pursuant to the tender offer. Subject to the terms and conditions described below, payment of the tender offer consideration or total consideration, as applicable, will occur promptly after the Expiration Date (such payment is currently expected to occur on or about April 4, 2012, unless the Expiration Date is extended or the tender offer is earlier terminated). In addition, at any time after the Early Tender Date but prior to the Expiration Date, and subject to the terms and conditions described below, Verso Holdings may accept for purchase Notes validly tendered on or prior to such time and purchase such notes for the tender offer consideration or total consideration, as applicable, promptly thereafter.

The consummation of the tender offer is conditioned upon, among other things, the issuance of new debt, with terms (including economic terms) acceptable to Verso Holdings in its sole discretion, to permit the closing of the tender offer and related transactions, and the availability of proceeds from the issuance of the new debt necessary to pay the applicable total consideration and interest to the applicable payment date, for validly tendered notes (including applicable premiums, fees and expenses). If any of the conditions is not satisfied, Verso Holdings may terminate the tender offer and return tendered Notes. Verso Holdings has the right to waive any of the foregoing conditions with respect to the Notes. In addition, Verso Holdings has the right, in its sole discretion, to terminate the tender offer at any time, subject to applicable law.

Subject to the occurrence of the closing of the issuance of the new debt, Verso Holdings thereafter will, pursuant to the provisions of the Notes and the indenture under which the Notes were issued, including applicable notice provisions, redeem any Notes not tendered and accepted for payment in the tender offer, or if the tender offer is not consummated, any and all outstanding Notes.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The complete terms and conditions of the tender offer are set forth in an Offer to Purchase dated March 7, 2012, and the related Letter of Transmittal (the “Tender Offer Documents”) that are being sent to holders of the Notes. The tender offer is being made only through, and subject to the terms and conditions set forth in, the Tender Offer Documents and related materials.

Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Barclays Capital Inc., and Goldman, Sachs & Co. will act as Dealer Managers for the tender offer. Questions regarding the tender offer may be directed to Credit Suisse Securities (USA) LLC, Attn: Liability Management Group at (800) 820-1653 (toll-free) or at (212) 325-5912 (collect), to Citigroup Global Markets Inc., Attn: Liability Management Group at (800) 558-3745 (toll-free) or at (212) 723-6106 (collect), to Barclays Capital Inc., Attn: Liability Management Group at (800) 438-3242 (toll-free) or at (212) 528-7581 (collect), or to Goldman, Sachs & Co., Attn: Liability Management Group at (800) 828-3182 (toll-free) or at (212) 902-5183 (collect).

Global Bondholder Services Corporation will act as the Information Agent for the tender offer. Requests for the Tender Offer Documents may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for brokers and banks) or (866) 807-2200 (for all others).

Neither Verso Holdings’ board of directors nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of the Notes to tender. Holders of Notes should read carefully the Tender Offer Documents and related materials before any decision is made with respect to the tender offer.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

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